EXECUTION VERSION

EMPLOYMENT AGREEMENT

AGREEMENT, made April 4, 2019, by and between Adhera Therapeutics, Inc., a Delaware corporation (the “Company”), and Nancy R. Phelan (the “Executive”).

RECITALS

In order to induce Executive to serve as the Chief Executive Officer (the “CEO”) of the Company, the Company desires to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

Executive is willing to accept such employment and perform services for the Company, on the terms and conditions hereinafter set forth.

It is therefore hereby agreed by and between the parties as follows:

1. Employment.

1.1 Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as its CEO. In her capacity as CEO of the Company, Executive shall report to the Company’s Board of Directors (the “Board”) and shall have the powers, responsibilities and authorities assigned to her by the Board from time to time. The Company and Executive hereby acknowledge and agree that it is the expectation that Executive shall be present at the offices of the Company approximately ten (10) business days per month, depending upon her duties and responsibilities to the Company.

1.2 Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as the CEO of the Company commencing as of April 4, 2019 (the “Commencement Date”), and agrees to devote her full working time and efforts, to the best of her ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Executive shall perform such duties and exercise such powers, commensurate with her position as the CEO of the Company, as the Board shall from time to time delegate to her on such terms and conditions and subject to such restrictions as the Board may reasonably from time to time impose. Additionally the Company intends that Executive shall serve on the Board during the Term. Executive agrees to serve on the Board, if elected, during the Term, and hereby agrees that Executive shall submit a written resignation as a member of the Board immediately upon the written request of the Company therefor following the expiration or termination of this Agreement and/or Executive’s employment hereunder for any reason (a “Board Resignation”).

1.3 Except as provided in Section 12, nothing in this Agreement shall preclude Executive from engaging, so long as, in the reasonable determination of the Board, such activities do not interfere with her duties and responsibilities hereunder, in charitable and community affairs, from managing any passive investment made by her in publicly traded equity securities or other property (provided that no such investment may exceed 1% of the equity of any entity, without the prior approval of the Board) or from serving, subject to the prior written approval of the Board, as a member of boards of directors or as a trustee of any other corporation, association or entity. The Company hereby agrees that Executive’s service to the entities, or Executive’s participation in the activities, set forth on Schedule A attached hereto shall not constitute a violation of Executive’s duties and responsibilities under this Agreement, unless, in each case, the Board reasonably determines, after consultation with Executive, that such engagements materially interfere with Executive’s duties to the Company under this Agreement or that such engagements constitute a violation of Section 12(b) of this Agreement (and in the case of any such determination by the Board, Executive agrees that Executive shall immediately resign from any such position or cease any such activity).

2. Term of Employment. Executive’s term of employment under this Agreement shall commence on the Commencement Date and, subject to the terms hereof, shall terminate on the earlier of: (i) the third anniversary of the Commencement Date (the “Termination Date”); or (ii) the termination of Executive’s employment pursuant to this Agreement (the period from the Effective Date until the termination of this Agreement shall be the “Term”). This Agreement shall be renewed automatically for succeeding terms of one (1) year following the Termination Date (in which case both the Termination Date and the Term shall be extended one year on each renewal), unless either party gives written notice to the other at least one hundred eighty (180) days prior to the applicable Termination Date of its intention not to renew.

3. Compensation.

3.1 Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $360,000 per annum during the Term (prorated for partial years). Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Any adjustment in Base Salary shall be in the sole discretion of the Board and, as so adjusted, shall constitute “Base Salary” hereunder. The Board shall consider Executive’s Base Salary for annual increase no later than the end of the first quarter of each calendar year beginning in the first full calendar year after the Commencement Date.

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3.2 2019 Bonuses. In addition to her Base Salary, Executive shall be eligible to receive (2) two different bonuses for 2019, as follows:

(a) 2019 Revenue Bonus. In the event that the Company’s Gross Revenue for the Prorated 2019 Fiscal Year (each as defined below) equals or exceeds $1.2 million, as determined by the Company’s auditors, then the Company shall pay Executive a bonus (the “2019 Revenue Bonus”) equal to $100,000 multiplied by a fraction, the numerator of which is the number of days in the Prorated 2019 Fiscal Year during which Executive is an employee in good standing with the Company and the denominator of which is 365. The Company shall pay Executive the 2019 Revenue Bonus (if earned) in 2020 within 30 days of the Company’s public reporting of its 2019 final results, but in no event later than the end of 2020 and without regard to whether Executive remains an employee in good standing beyond the Prorated 2019 Fiscal Year; but provided that Executive is an employee in good standing with the Company on December 31, 2019. For purposes of this Agreement, the “Prorated 2019 Fiscal Year” means that portion of the 2019 fiscal year starting on the Commencement Date and ending on the last day of the 2019 fiscal year. For purposes of this Agreement, “Gross Revenue” shall mean the total amount of sales recognized by the Company from the Commencement Date through the remainder of the 2019 calendar year, less the sum of any returns, rebates, chargebacks and distribution discounts.

(b) 2019 Stock Price Bonus. In the event that the daily volume weighted average price of the Company’s common stock on the trading market or exchange on which the Company’s common stock is then listed or quoted for trading is not less than $2.00 per share (as adjusted for any stock splits, combinations or similar events) for a sixty (60) consecutive day period beginning on any day within the Prorated 2019 Fiscal Year, then the Company shall pay Executive a bonus (the “2019 Stock Price Bonus”) equal to $100,000 multiplied by a fraction, the numerator of which is the number of days in the Prorated 2019 Fiscal Year during which Executive is an employee in good standing with the Company and the denominator of which is 365. The Company shall pay Executive the 2019 Stock Price Bonus (if earned) in 2020, but not later than March 15, 2020; provided that the Executive must be an employee in good standing with the Company on the date the 2019 Stock Price Bonus is otherwise due to be paid in order to receive it.

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3.3 Annual Bonus. In addition to her Base Salary, starting for fiscal years 2019 (with the first such bonus payable in 2020) Executive shall be eligible to receive an annual bonus (the “Bonus”) during the Term with a target amount equal to fifty percent (50%) of Base Salary (the “Target Bonus”), based on performance criteria determined by the Board in its sole discretion. The Company shall pay Executive the Bonus (if earned) for a year in the year following the year for which it is earned, within 30 days of the Company’s public reporting of the fiscal results for the year in respect of which the Bonus is earned, but in no event later than the end of such following year; provided that the Executive must be an employee in good standing with the Company on the date the Bonus is otherwise due to be paid in order to receive it.

3.4 Compensation Plans and Programs. Executive shall be eligible to participate in any compensation plan or program maintained by the Company and generally made available to other senior executives of the Company, on terms comparable to those applicable to such other senior executives.

3.5 Stock Options

(a) On the Commencement Date, the Company shall grant Executive an option (the “Option”) to purchase 1,000,000 shares of common stock of the Company (“Common Stock”). The per share exercise price of the Option shall be the fair market value of a share of Common Stock on the Commencement Date, which shall be the closing price of the Common Stock on the Commencement Date. The Executive shall be vested in 40% of the Option as of the grant date (covering 400,000 underlying shares of Common Stock), with the remaining unvested portion of the Option to vest in equal monthly installments for a two (2) year period beginning on the first anniversary of the Commencement Date, such that on the third (3rd) anniversary of the Commencement Date, Executive shall be fully vested in the Option); provided that, except as discussed below, Executive must be employed by the Company on each vesting date in order to vest in the applicable portion of the Option.

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(b) Notwithstanding anything herein to the contrary, the Option shall be subject to the terms and conditions of the Company’s 2018 Long-Term Incentive Plan (the “Plan”) and award agreement (as applicable) and in the event of any conflict between this Agreement and such Plan and/or award agreement, the Plan and award agreement shall control.

3.6 2019 Stock Options

(a) In addition to the Option discussed in Section 3.5 above, on the Commencement Date, the Company shall grant Executive two additional options as follows:

(i) The Company shall grant Executive an option (the “2019 Revenue Option”) to purchase 250,000 shares of Common Stock. The 2019 Revenue Option shall be unvested as of the grant date and shall only vest if and on the date that the Company determines that the Executive has earned the 2019 Revenue Bonus.

(ii) The Company shall grant Executive an option (the “2019 Stock Price Option” and together with the 2019 Revenue Option, the “2019 Options”) to purchase 250,000 shares of Common Stock. The 2019 Stock Price Option shall be unvested as of the grant date and shall only vest if and on the date that the Company determines that the Executive has earned the 2019 Stock Price Bonus.

(b) The per share exercise price of the 2019 Options shall be the fair market value of a share of Common Stock on the Commencement Date, which shall be the closing price of the Common Stock on such grant date.

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(c) Notwithstanding anything herein to the contrary, the 2019 Options shall be subject to the terms and conditions of the Plan and award agreements (as applicable) and in the event of any conflict between this Agreement and such Plan and/or award agreements, the Plan and award agreements shall control.

4. Employee Benefits.

4.1 Employee Benefit Programs, Plans and Practices. The Company shall provide Executive during the Term with coverage under all employee pension and welfare benefit programs, plans and practices (commensurate with her position in the Company and to the extent permitted under any employee benefit plan) in accordance with the terms thereof, which the Company generally makes available to its senior executives. During the Term, Executive and her dependents shall be eligible for family coverage under the Company’s group health insurance plan, subject to the terms of such plan. If Executive elects to enroll in such plan, the Company will pay 100% of the premiums thereunder (for both single or family coverage, as applicable). However, nothing herein requires the Company to keep a health insurance plan or arrangement in place, or continue any health insurance plan or arrangement, and the Company may modify, amend or terminate such plan or program at any time in its sole discretion. Furthermore, the Company may, in its sole discretion, amend, modify, or cease paying the portion of the premiums it pays on Executive’s behalf, including, but not limited to, in the event that the Company or any employee can become subject to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time) or Sections 105(h), 106 or 125 of the Internal Revenue Code of 1986, as amended, (the “Code”), or applicable regulations or guidance issued thereunder.

4.2 Vacation and Fringe Benefits. Executive shall be entitled to fifteen (15) business days paid vacation in each calendar year, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder. Unless otherwise approved by the Board, any vacation days not taken in any calendar year shall be forfeited without payment therefor. In addition, Executive shall be entitled to the perquisites and other fringe benefits generally made available to senior executives of the Company, commensurate with her position with the Company.

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5. Expenses. Executive is authorized to incur reasonable expenses in carrying out her duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive, from time to time, of accounts of such expenditures (appropriately itemized and approved consistent with the Company’s policy).

6. Termination of Employment.

6.1 Termination Not for Cause or for Good Reason.

(a) The Company or Executive may terminate Executive’s employment at any time for any reason. If Executive’s employment is terminated by the Company other than for Cause (as defined in Section 6.2 hereof) or as a result of Executive’s death or Permanent Disability (as defined in Section 6.2 hereof), or if Executive terminates her employment for Good Reason (as defined in Section 6.1 (d) hereof) prior to the Termination Date, Executive shall receive: (i) any accrued but unpaid portion of Base Salary through the date of such termination, payable within fifteen (15) days of the date of such termination (or earlier if required by applicable law); (ii) any unreimbursed business expenses incurred through the date of such termination and for which reimbursement is permitted under the Company’s policies (payable in accordance with the Company’s policies); and (iii) all other payments and benefits to which Executive is entitled pursuant to the terms of any employment benefit plan or program in which Executive participated on the date of such termination, payable in accordance with the terms of such plans or programs (the amounts described above in (i) through (iii) being the “Accrued Amounts”). In addition to the Accrued Amounts, subject to Executive’s continued compliance with the terms of this Agreement, including, but not limited to, the provisions of Section 12 hereof, the Executive shall be entitled to: (A) continue to receive Base Salary for the Severance Period (defined below), payable in accordance with the Company’s payroll practices (“Salary Continuation”); (B) immediately vest in the unvested portion of the Option (if any) which would have vested during the Severance Period had Executive remained employed with the Company through the end of the Severance Period; and (C) if Executive then participates in the Company’s medical plan(s) and the Executive timely elects to continue to receive group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall either directly pay or reimburse the Executive for all monthly COBRA premiums incurred by Executive on behalf of both herself and her dependents for the Severance Period (such monthly payments being the “COBRA Amount”), provided that in order to be reimbursed, the Executive must provide the Company with adequate documentation of her payment of such monthly COBRA premiums. The COBRA Amount shall maintain the coverage the Executive and her dependents (if applicable) had immediately prior to the date of termination of Executive’s employment with the Company (subject to any changes in coverage that effect employees generally). In the event the Executive does not elect COBRA coverage, the Executive subsequently becomes ineligible for continued COBRA coverage, the Executive fails to provide the Company with adequate documentation of her payment of such COBRA premiums (if applicable), or the Executive does not execute the Release or subsequently revokes the Release, the Company shall no longer be obligated to pay the Executive any remaining portion of the COBRA Amount.

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(b) In order to receive the Salary Continuation, the accelerated vesting of a portion of the Option, and to continue receiving the COBRA Amount, Executive must first execute and deliver to the Company (i) a general release of claims in a form and substance acceptable to the Company (the “Release”) by the date specified in such Release and such Release must become irrevocable by its terms; and (ii) if requested by the Board, the Board Resignation. The Company will begin paying Executive the Salary Continuation as described above, once the Release has become binding upon and irrevocable by her, provided that in the event that the period Executive has to sign the Release and/or revoke the Release spans a change in calendar years, the Company will begin paying Executive the Salary Continuation as soon as possible but in no event earlier than the beginning of the new calendar year. In no event shall the required Release include a release of claims related to any post-employment benefits or monies owed to Executive arising from or directly related to this Agreement.

(c) For purposes of this Agreement, “Change of Control” shall mean:

(i) The acquisition by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any successor provision) (any of the foregoing hereafter a “Person”) of forty percent (40%) or more of either (a) the then outstanding shares of the capital stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that such an acquisition by one of the following shall not constitute a change of control: (1) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (2) any Person that is eligible, pursuant to Rule 13d-1(b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of forty percent (40%) or more of the Voting Securities or (3) any corporation with respect to which, following such acquisition, more than sixty percent (60%) of both the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock or Voting Securities, as the case may be; or

(ii) Individuals who, as of the Commencement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Commencement Date whose election or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

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(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, in substantially the same proportions, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

(iv) A complete liquidation or dissolution of the Company; or

(v) A sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than sixty percent (60%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors are then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock or Voting Securities immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

(d) For purposes of this Agreement, “Good Reason” shall mean any of the following (without Executive’s express prior written consent):

(i) Any material breach by the Company of this Agreement, including any material reduction by the Company of Executive’s authorities, duties or responsibilities (except in connection with the termination of Executive’s employment for Cause, as a result of Permanent Disability, as a result of Executive’s death or by Executive other than for Good Reason);

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(ii) A failure by the Company to pay Executive her Base Salary, as and when due;

(iii) The Company requiring Executive to report to a corporate officer or employee instead of the Board;

(iv) any change in Executive’s primary place of business to a location that is both more than ten (10) miles from the Company’s current headquarters in Durham, North Carolina and more than fifty (50) miles from Executive’s primary residence; or

(v) a material diminution in the Executive’s Base Salary, other than a proportional reduction pursuant to a Company-wide reduction of all executive salaries due to economic conditions or corporate restructuring;

provided, however, that “Good Reason” shall not exist unless: (A) the Executive shall have given the Company written notice within ninety (90) days after the date when Executive first learns of a condition constituting Good Reason, setting forth (1) the conduct or condition deemed to constitute Good Reason and (2) a reasonable time, not less than thirty (30) days, within which the Company may cure (if curable) such conduct or condition giving rise to Good Reason; and (B) the Company shall have failed to so cure within such period. For the avoidance of doubt, if cured, such conduct or condition shall not constitute “Good Reason” for purposes of this Agreement. In order for the Executive to resign for Good Reason, the Executive must terminate her employment with the Company no later than ninety (90) days following the end of the Company’s cure period.

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(e) For purposes of this Agreement, “Severance Period “ shall mean: (i) twelve (12) months; or (ii) in the event the Company terminates Executive’s employment for any reason other than for Cause within six (6) months following a Change of Control, eighteen (18) months.

6.2 Discharge for Cause; Voluntary Termination by Executive; Death or Permanent Disability.

(a) The Company shall have the right to terminate the employment of Executive for Cause. In the event that Executive’s employment is terminated: (i) by the Company for Cause, as hereinafter defined; (ii) as a result of Executive’s Death or Permanent Disability; or (iii) by Executive other than for Good Reason, Executive shall only be entitled to receive the Accrued Amounts. Executive shall not be entitled, among other things, to the payment of any Bonus in respect of all or any portion of the fiscal year in which such termination occurs. After the termination of Executive’s employment under this Section 6.2, the obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall thereupon cease and terminate.

(b) As used herein, the term “Cause” shall be limited to: (i) willful malfeasance, willful misconduct or gross negligence by Executive in connection with her employment; (ii) any willful failure by Executive to perform her duties hereunder or any lawful direction of the Board as required under Section 1.2, after notice of any such failure to perform such duties or direction was given to Executive; (iii) the Executive’s breach of the provisions of Section 12 of this Agreement or any other breach of a material provision of this Agreement; (iv) Executive’s indictment for or being charged with: (A) any felony; or (B) a misdemeanor involving moral turpitude; (v) the Executive’s engaging in theft, fraud, dishonesty or embezzlement or similar acts in the performance of her duties for the Company or any subsidiary; (vi) any act by the Executive that brings the Company or any of its subsidiaries into disrepute, including any dishonesty, fraud, intentional misrepresentation of a material fact, moral turpitude, illegality or conduct actionable under law as harassment; or (vii) the Executive’s material violation of any Company policy.

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(c) As used herein, the term “Permanent Disability” shall mean that during the Term: (i) even with reasonable accommodations, in Company’s sole discretion, Executive is unable to perform her duties hereunder due to a physical or mental condition, sickness, injury or disability for ninety (90) consecutive days, or an aggregate period of one hundred twenty (120) days in any six (6) months period; or (ii) the Executive becomes totally and permanently disabled under the Company’s long-term disability benefit plan applicable to senior executive officers as in effect from time to time (if such a plan exists).

6.3 Continued Employment Beyond the Expiration of the Employment Term. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the Termination Date shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company; provided that the provisions of Section 12 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

7. Mitigation of Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of her employment hereunder, and any amounts earned by Executive, whether from self-employment, as a common-law employee or otherwise, shall not reduce the amount of any payments otherwise payable to her.

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8. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Adhera Therapeutics, Inc.

4721 Emperor Boulevard, Suite 350

Durham, North Carolina 27703

Attn: Chairman

with a copy to:

Pryor Cashman LLP

7 Times Square (Times Square Tower)

New York, NY 10036

Attn: Michael T. Campoli, Esq.

To Executive:

Nancy R. Phelan

812 Maplewood Road

Wayne, PA 19087

with a copy to:

Klehr Harrison Harvey Branzburg LLP

1835 Market Street, Suite 1400

Philadelphia, PA 19103

Attn: Paul Nofer, Esq.

Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing shall constitute the time at which notice was given.

9. Separability; Legal Fees. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect. Each party shall bear the costs of any legal fees and other fees and expenses which may be incurred in respect of enforcing its respective rights under this Agreement.

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10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to the stock, assets or businesses of the Company.

11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

12. Nondisclosure of Confidential Information; Non-Disparagement; Non-Competition.

(a) Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its current or future subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company or its subsidiaries (the “Restricted Group”) or customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof).

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(b) During the Term and for twelve (12) months thereafter, Executive agrees that, without the prior written consent of the Company, she will not, directly or indirectly, either as principal, manager, agent, consultant, officer, director, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in competition with any business of the Restricted Group.

(c) During the Term and for twenty-four (24) months thereafter, Executive agrees that, without the prior written consent of the Company, she will not, directly or indirectly, on her own behalf or on behalf of any person, firm or company, (A) solicit or offer employment to any person who has been employed by the Restricted Group at any time during the 12 months immediately preceding such solicitation, and (B) solicit, call upon, or otherwise communicate in any way with any client, customer, prospective client or prospective customer of the Company or of any member of the Restricted Group for the purposes of causing or of attempting to cause any such person to purchase products sold or services rendered by the Company or by any member of the Restricted Group from any person other than the Company or any member of the Restricted Group.

(d) Executive agrees that she will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Company or any member of the Restricted Group, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Company or any member of the Restricted Group.

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(e) For purposes of this Section 12, a business shall be deemed to be in competition with the Restricted Group if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Restricted Group as a material part of the business of the Restricted Group within the same geographic area in which the Restricted Group effects such purchases, sales or dealings or renders such services. Nothing in this Section 12 shall be construed so as to preclude Executive from investing in any publicly or privately held company, provided Executive’s beneficial ownership of any class of such company’s securities does not exceed 1% of the outstanding securities of such class.

(f) Executive and the Company agree that this covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, Executive agrees that the Company may, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive; provided that the Company shall remain liable to Executive for all remaining unpaid Salary Continuation (to the extent otherwise owed to her) in the event that it is finally adjudicated by a court of competent jurisdiction that Executive has not breached the covenants contained in this Section 12.

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(g) Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(i) Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to her attorney and use the trade secret information in the court proceeding if Executive: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of her incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

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14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In particular, the provisions of Section 12 hereunder shall remain in effect as long as is necessary to give effect thereto.

15. Governing Law; Jurisdiction; Disputes; Fees. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law. In the event of any controversy arising out of or relating to this Agreement, or any breach thereof, the parties shall first use their diligent and good faith efforts to resolve the dispute by exchanging relevant information and negotiating in good faith. If such dispute resolution efforts are unsuccessful, the parties to this Agreement agree to participate in non-binding mediation. Any party may, by written notice to the other parties, require that the parties participate in non-binding mediation to attempt to resolve such dispute. Such mediation shall be conducted in either Wilmington, Delaware and shall be administered by a mediator mutually acceptable to the Company and Executive, but absent their mutual agreement, by a mediator selected by the Wilmington, Delaware office of the American Arbitration Association (“AAA”) and administered by AAA in accordance with its then-existing Employment Arbitration Rules and Mediation Procedures. Any suit with respect to this Agreement will be brought in the federal or state courts in the State of Delaware, and Executive agrees and submits to the personal jurisdiction and venue thereof. Executive irrevocably waives any objection she may have to the venue of any such suit brought in such court and any claim that such suit has been brought in an inconvenient forum. Each party shall bear her or its own costs incurred in connection with enforcing its rights under this Agreement, including attorney fees.

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16. Effect on Prior Agreements. This Agreement contains the entire understanding between the parties hereto and supersedes in all respects any prior or other agreement or understanding between the Company or any subsidiary of the Company and Executive. Under no circumstances shall Executive be entitled to any other severance payments or benefits of any kind, except for the payments and benefits described herein.

17. Withholding. The Company shall be entitled to withhold from payment any amount of withholding required by law.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

19. Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code (“Section 409A”), and the parties hereby agree to amend this Agreement as and when necessary or desirable to conform to or otherwise properly reflect any guidance issued under Section 409A after the date hereof without violating Section 409A. In case any one or more provisions of this Agreement fails to comply with the provisions of Section 409A, the remaining provisions of this Agreement shall remain in effect, and this Agreement shall be administered and applied as if the non-complying provisions were not part of this Agreement. The parties in that event shall endeavor to agree upon a reasonable substitute for the non-complying provisions, to the extent that a substituted provision would not cause this Agreement to fail to comply with Section 409A, and, upon so agreeing, shall incorporate such substituted provisions into this Agreement. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Section 409A or damages for failing to comply with Section 409A. A termination of Executive’s employment hereunder shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit constituting “deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” In the event that any payment or benefit made hereunder or under any compensation plan, program or arrangement of the Company would constitute payments or benefits pursuant to a non-qualified deferred compensation plan within the meaning of Section 409A and, at the time of Executive’s “separation from service” Executive is a “specified employee” within the meaning of Section 409A, then any such payments or benefits shall be delayed until the six-month anniversary of the date of Executive’s “separation from service”. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All reimbursements for expenses paid pursuant hereto that constitute taxable income to Executive shall in no event be paid later than the end of the calendar year next following the calendar year in which Executive incurs such expense or pays such related tax. Unless otherwise permitted by Section 409A, the right to reimbursement or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, respectively, in any other taxable year.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

ADHERA THERAPEUTICS, INC.

By	/s/ Uli Hacksell, Ph.D.	Date: April 4, 2019
Name:	Uli Hacksell, Ph.D.
Title:	Chairman

/s/ Nancy R. Phelan		Date: April 4, 2019
Nancy R. Phelan

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SCHEDULE A

●	Innate Biologics – The Company acknowledges that Executive holds an ownership interest in Innate Biologics of less than 4%, and is comfortable with such ownership, provided that Executive would only perform the following: Executive would be able to serve as an Executive Advisor to the co-founders, which such responsibilities to take no more than fifteen (15) hours per month. Executive would also participate in meetings on April 9, 2019, and limited ad hoc follow ups thereafter, to transition her day to day services from that company.

●	Femme Pharma Consumer Healthcare – Executive would be able to continue to serve on the Board of Directors (and the Compensation Committee thereof), and in such capacity to participate in ad hoc phone calls to be scheduled as needed and in person meetings to be held on a quarterly basis (typically in Philadelphia, PA).

●	HATCH@Takeda – Executive would be able to continue to serve on the Board of Managers, and in such capacity to participate in in person meetings to be held on a quarterly basis (typically in Boston, MA) and ad hoc phone calls to be scheduled as needed.

●	Eved Advisory Council (Chicago) – Executive would be able to continue to serve as an Advisory Board Member, and in such capacity to participate in ad hoc phone calls/meetings from time to time as needed.

●	Pharma Digital Health Roundtable (PDHR) Steering Committee – Executive would continue to participate in periodic meetings, monthly calls and bi-monthly dinners consistent with past practice.

●	DH4P in Philadelphia on April 30 – Executive would participate as a keynote speaker.

The Company acknowledges that any time that Executive spends traveling to/from/attending any of the meetings referenced on this Schedule A will not count against Executive’s allotted vacation days under the Agreement or any other benefit plans of the Company in which Executive participates.

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